Huadi International Group Co., Ltd. LEADER IN STAINLESS STEEL SEAMLESS PIPE SOLUTIONS Issuer Free Writing Prospectus Dated December 4, 2020 Filed Pursuant to Rule 433 Relating to Preliminary Prospectus Dated November 25, 2020 Registration Statement No. 333 - 248919

2 Forward - Looking Statements This presentation includes statements that are, or may be deemed, “forward - looking statements“ . In some cases these forward - looking statements can be identified by the use of forward - looking terminology, including the terms ”believes,” “estimates,” “anticipates,” expects,“ ”plans,“ intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential,” or in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words . They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the industrial stainless steel seamless pipes and tubes products, domestic and international steel pipes industry, the prospects of the steel pipes products and businesses as stated herein . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated . Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the “Risk Factors” section of the preliminary prospectus contained in the registration statement on Form F - 1 (File No . 333 - 248919 ) initially filed with the Securities and Exchange Commission (the “SEC”) on September 18 , 2020 as amended thereafter, for our proposed initial public offering (the "Registration Statement") . In addition, even if our results of operations, financial conditions and liquidity, and the development of the industries in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . Any forward - looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update or revise publicly any of the forward - looking statements after the date hereof to conform the statements to actual results or changed expectations except as required by applicable law . You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our businesses and any forward - looking statements . The trademarks and its symbols used herein are the properties of their respective owners . Industry and Market Data In this presentation, we rely on and refer to information and statistics regarding the sector in which we compete and other industry data . We obtained this information and statistics from third - party sources, including reports by market survey companies and other sources . We have supplemented this information where necessary with our own internal estimates, taking into account publicly available information about other industry participants and our management’s best view as to information that is not publicly available . 1 1

3 Free Writing Prospectus Statement This free writing prospectus relates to the proposed public offering of ordinary shares of Huadi International Group Co . , Ltd . (the “ Company ” ) and should be read together with the Registration Statement filed by the Company with the SEC for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 1791725 / 000121390020039259 /ea 129937 - f 1 a 1 _huadiinter . htm . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC Web site at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Craft Capital Management, 377 Oak Street, Suite 402 , Garden City, NY 11530 , or by calling + 1 (800) - 550 - 8411 . , or contact Huadi International Group Co . , Ltd . , via email : IR@huadigroup . com . 2 2

4 Contents 1 2 3 4 Company Overview Financial Highlights Investment Highlights Growth Strategies 5 Industry Overview 6 Appendix 3

5 Preliminary Offering Summary 2 4 Issuer • Huadi International Group Co., Ltd. Listing / Ticker • NasdaqCM : HUDI Securities • Ordinary Shares Offering Type • Initial Public Offering (Firm Commitment) Base Offering • 3,125,000 Ordinary Shares Over - Allotment Option • 468,750 Ordinary Shares (15% of base offering) Assumed Offering Price Per Share • $8.00 per Ordinary Share Post - Offering Shares Outstanding • 13,125,000 (exclusive full exercise of underwriters’ over - allotment option ) Gross Proceeds • $25,000,000 (exclusive full exercise of underwriters’ over - allotment option ) Post - Offering Valuation • $105,000,000 (exclusive full exercise of underwriters’ over - allotment option ) Expected Pricing Date • Q4 2020 Use of Proceeds • Product research and development ; • Marketing and business development, primarily on Southeast Asia market • Ne w production equipment upgrade ; • New business assessment and acquisition; • Talent acquisition and training; • Working capital Lock - up • 180 days Underwriter(s) Craft Capital Management; R.F. Lafferty & Co. Inc.; Shengang Securities Company Limited Issuer Counsel & UW Counsel Ortoli Rosenstadt LLP; Bevilacqua PLLC

A benchmark reference of stainless steel seamless pipes with 22 years of operation history Exporting to 20 countries and regions worldwide Products widely used in oil and gas transmission, chemistry engineering, food processing and many other challenging applications United States, Mexico, Thailand, Australia, Argentina, Taiwan, India, the Philippines, UAE and Canada A strong domestic and global brand Highly innovative in technologies A solution provider and trusted partner Well - known trademark HuaGang Cold - rolling and perforation technologies produce high - end products: 347H corrosion; acid - resistant stainless steel seamless pipes etc. 20 utility patents and 3 invention patents, 6 trademarks registered with PTO* and 1 trademark registered with USPTO** China Top 500 Private Manufacturing Enterprise Triple A Corporate Credit rated by state - owned bank Leading Developer and Manufacturer of Industrial Stainless Steel Seamless Pipes and Tubes Products with Extensive Distribution Facilities and Network 5 *State Intellectual Property and Trademark Office of China **United States Patent and Trademark Office Industry Position Content Company Industry Investment Highlights Growth Strategies Industry Financials

Produces 3000 distinct pipe and tube products Leading maker of certain steel products ( e.g automotive 304L and 347H stainless steel pipes ) Cold drawn seamless (CDS) technique differentiates us from other steel pipe producers Product strength; leading industry scale; mature logistics & production flexibility Application of CDS finishing techniques allows uniform grain structure, hardness, and high degree of dimensional accuracy The most comprehensive design - build shop for 400 steel pipe and tube clients Our Products Offerings: O ne of The Leading Producers in China of Certain Steel Products Used in Hydraulic Mechanisms, Automotive Applications, Electric Energy and Other Industrial Applications Resistant under highly corrosive and extreme pressure environments Customized product offerings based on customers’ demands Increasing utilization level of manufacturing capacity 98% percentage of non - defective items of all produced items for the last 12 months 6 Industry Position Content Company Industry Investment Highlights Growth Strategies Industry Financials

Our Products Offerings: A Global Player in a Fast Growing Market Oil & gas: widely used as key components of drilling, exploration and production processes of oil and natural gas, and used in the production equipment of by - products Other industries (chemistry, food): high product reliability & quality to stand under corrosive and pressured working environment; also used for plumbing and heating applications for low - pressure conveyance of water, gas, air, steam and other fluids Electric energy: used for thermal and nuclear power generation; in waste recycle systems where anti - corrosion feature is required Automotive: conveyance of fluid power transmission such as hydraulic cylinders and lines Oil & Gas 31% Electric Energy 17% Automotive 24% Other Industries 28% Net Sales by Industries (LTM Period) Model: 304 ， 321 ， 304L, 316L, 2205 Model: 321, 347H Model: 304, 316L Model: 304 ， 304L ， 316, 316L, 2205,321 7 Industry Position Content Company Industry Investment Highlights Growth Strategies Industry Financials

Strong International Presence with Products Sold to 20 Countries and Regions over the World During the past two years, average 34% of total sales generated from international markets U.S. and India account for 11% and 14% of total sales, respectively 8 Industry Position Content Company Industry Investment Highlights Growth Strategies Industry Financials

Efficient operations Diversified market & territory outreach Rigorous Quality Control Experienced Management Team • Significant scale and purchasing power • Lean manufacturing process, lower inventory levels, efficient change - overs and reduced customer lead times • Cost and production efficiency • Broad customer portfolio and territory outreach • Mitigate impact by economic and industry cycle • Comprehensive quality management in compliance with ISO 9001 and IOS 14001 • Triple - tier product quality testing • 99.85% pass rate • Senior management has decades of leadership experience in the sector • Fully committed to help advance growth goals in the future One - stop design hub for accessing more complex reservoirs Superior product diversity, quality and reliability Serves as design - build shop, over 15 years customer relationships, Award - winning products and operations Bundled shipments to reduce costs Low fixed costs & highly variable cost structure 4 1 3 2 9 Industry Position Content Company Industry Investment Highlights Growth Strategies Industry Financials

1. Numerous National and Province - Level Awards, Reflect Widespread Recognition of Our Innovative Products, National - Recognized Reputation as Well as Success in Our industry • National top 3 steel manufacturer in 2008 and • top 10 seamless steel tube maker in 2013; • “Distinguished Reliable Enterprise” by PRC in 2017 • 2019 Enterprise Quality Assurance Certificate; • No. 498 of National Top 500 Private Manufacturing Companies” by PRC in 2018 • 2019 China’s Top 200 Manufacturer; “Zhejiang Export Premium Brand” and many more… 10 Industry Position Content Company Industry Investment Highlights Growth Strategies Industry Financials

2. Extensive Customer Base and Implement A Rigorous Q uality Management System to Provide Clients with High - Quality and Reliable Products • 41 talents dedicating to product quality control system • Use three - tier of product quality testing system • The products manufactured has a pass rate of 99.85% • Broad client portfolio with over 500 clients from different industries • Major customers consist of the China National Petroleum Corporation and Sinopec, one of the world’s largest oil and gas companies and CRRC, one of the world’s largest suppliers of rail transit equipment 11 Industry Position Content Company Industry Investment Highlights Growth Strategies Industry Financials

3. Leading Scale and Network Ensure Efficient Cost Structure 1% 3% 6% 3% 7% 80% Freight Overhead (Fixed) Overhead (Variable) Direct labor SG&A Raw Materials We maintain the lowest cost structure via expanding our economies of scale and our connected network of facilities located in close proximity to suppliers and customers in order to offer the most competitive price without compromising our high - quality services for clients 89% Of total costs were variable costs in 2018 Our flexible manufacturing base enables us to maintain a highly variable cost structure 12 Industry Position Content Company Industry Investment Highlights Growth Strategies Industry Financials

• Chairman of the Board since Huadi Steel’s inception in 1998 • E xtensive experience in manufacturing and managing manufacturing plants • Senior management of three manufacturing plants prior to founding Huadi Steel in 1998 • Leader and member of many industry associations, including vice president of the Stainless Steel Branch of China Special Steel Association, president of Wenzhou Stainless Steel Industry Association, chair of the Steel Pipe Committee of Zhejiang Metallurgical Industry Association • Chief Financial Officer with CPA credential and 11 years of work experience in finance • Vast experience in international accounting (IFRS) and USA GAAP reporting and is familiar with preparation of consolidated financial statement and making economic decisions based on financial analysis • Prior to Huadi , Ms. Li served as the CFO of Webster Operations (Shanghai) Co., Ltd. from August 2015 to June 2016. Ms Li also has work experiences in auditing and financial risk controlling • Chief Executive Officer since 1998 • Director and the General Manager of Huadi Steel since 1998 • Prior to Huadi , Mr. Wang was a senior management member at an electric machinery factory. Mr. Wang is a licensed engineer and certified senior manager in China • Director sitting on top management since Huadi’s inception • President of Huadi Steel, where he started as a sales manager in 1998 • Extensive experience in the steel manufacturing industry. • Mr. Wang has also been the Chairman of a leather company in Wenzhou, PRC since 1999. Mr. Wang is a licensed engineer in China Di WANG Chairman of the Board Huisen WANG Chief Executive Officer Qin LI Chief Financial Officer Jueqin WANG Director 4. An Experienced Management Team Able to Leverage The Capabilities of Our Organization 13 Industry Position Content Company Industry Investment Highlights Growth Strategies Industry Financials

Company | Investment Highlights | Growth Strategies | Industry | Financials

HUA GANG

5. Independent Directors' Expertise in the Industries Enhance Our Corporate Governance

Henry He Huang

Independent Director
Chair of Audit Committee

- An Associate Professor of Accounting at Yeshiva University's Sy Syms School of Business
- Practical expertise covers international investment and trade, accounting information system, accounting-related securities litigation, and entrepreneurial planning
- Professor He's research has been frequently cited by both the academic and professional communities and has won research grants from the Research Grants Council of Hong Kong
- Ph.D. degree in accounting from Bauer College of Business, University of Houston. Master's Degree in Science from Bauer College of Business, University of Houston. Law degrees from both U.S. and China

Jiancong Huang

Independent Director
Chair of Nominating Committee

- Chief Executive Officer and Chairman of the Board of ZK International Group Co., Ltd. (Nasdaq: ZKIN)
- Extensive experience in manufacturing industry and held President position in two companies before ZK was founded
- EMBA from Renmin University of China and Engineering Professional Title, and was awarded as Top10 Wenzhou Entrepreneurship and appointed to be the Vice Director of China Construction and Building Standard and Safety Committee
- Experienced corporate strategist and visionary with decades of experience on corporate management and innovation. He has a systematic ideology on the future of stainless steel pipe in the water and gas supply area

Songlin Li

Independent Director
Chair of Compensation Committee

- Chairman of Wenzhou Stainless Steel Industry Association
- Serving as the Chairman of Zhejiang Fengye Group Co., Ltd. since 2002
- Mr. Li is a Stainless Steel Engineer and has over twenty years of working experience in the Stainless Steel Industry

14

Our primary objective is to create value by sustaining growth in earnings and cash flows from operating activities over various economic cycles Expand leading market positions ▪ We aim to continue enhancing operating leverage via offering new products and serving additional end markets and increasing customer penetration . ▪ We believe this can be accomplished through acquisitions and organic initiatives, including offering new products, serving additional end markets and increasing customer penetration and geographic coverage . ▪ As part of our business strategy, we evaluate acquisition opportunities from time to time . ▪ We strive to adjust our product mix to respond to changing market conditions . ▪ While prioritizing our highest margin products, we regularly evaluate our portfolio of assets to ensure that our offerings are responsive to prevailing market conditions . ▪ We will assess and pursue opportunities to utilize, optimize and grow production capacity to capitalize on market opportunities . Responsive to market demand Superior product quality and service ▪ Our products play a critical role in a variety of construction, infrastructure, equipment and safety applications . Our emphasis on manufacturing processes, quality control testing and product development helps us deliver a high - quality product to our customers . ▪ We focus on providing superior customer service through our geographic manufacturing footprint and continued development of our proprietary, vendor managed AIM system, as well as our experienced sales forces . ▪ We also seek to provide high - quality customer service through continued warehouse optimization, including increased digitization and automation of certain systems to debottleneck loading and dispatch logistics and improve truck availability . ▪ We believe that warehouse, transportation and shipping logistics and speed of delivery represents a key area of commercial differentiation relative to our competitors . Sustainable growth against cyclical industry ▪ We create value via pursuing sustainable growth both in terms of earnings and environmental consciousness . ▪ We also try to improve our cost structure to enable us a broader market reach . 15 Industry Position Content Company Industry Investment Highlights Growth Strategies Industry Financials 112

Dedication is Our First Priority to Implement the Business Strategies We are dedicated to efficient manufacturing and cost management to offer high - quality product at competitive prices We are dedicated to maintain our close relationships with key suppliers and have invested in devising a smart system to more accurately manage our demand We are dedicated to leverage our pricing skills to manage underlying commodity price volatility exposure and to seek sharing transportation costs with our customers to cut costs further 16 Industry Position Content Company Industry Investment Highlights Growth Strategies Industry Financials

Products for a Wide Range of Applications Thanks to Strong Steel Consumption Demand from China China’s steel production grew by 9.9% in the first half of 2019 whereas rest of the world fell by 0.7% • Sizeable gap between China and rest of the world continues to grow and the contrast likely will remain as Chinese metals companies achieved record productivity in the first half of 2019 amid lowering import duties • However total industrial production in China has hit a 17 - year low of 4.8% in July 2019, partially due to the trade war with the US that has hit industrial production and capital investment in Chinese manufacturing industry hard 68 75 67 72 80 9.9 1 0 10 20 30 40 50 60 70 80 90 2017-Jan 2017-Jun 2017-Dec 2018-Jan 2018-Jun 2019H YOY growth in % 2019F YOY growth in % Million Tonnes Steel Production in China, 2017 - 2019 17 Industry Position Content Company Industry Investment Highlights Growth Strategies Industry Financials

Steel Product Consumption in China Since 2011 641 660 741 710 672 680 737 737 722 2011 2012 2013 2014 2015 2016 2017 2018F 2019F In Million Tonnes China’s steel consumption is of critical importance to the global steel market, accounting for 51% demand in 2018 • Construction sector , including the infrastructure and real estate segments, is key driver of steel demand in China, accounting for almost two - thirds of consumption • Despite that steel consumption is expected to fall in 2019 with lower construction activity, Chinese government will likely be able to offset any weakness in demand with targeted or general stimulus , which will mitigate the severity of any slowdown • It is estimated that Chinese government’s efforts to support economic growth and avoid a protracted slump will lead to renewed growth in 2021, forecast at 3% 18 Industry Position Content Company Industry Investment Highlights Growth Strategies Industry Financials

Sustained Profitability Though Impacted by the Covid - 19 Pandemic R evenue Distribution USD thousand $5,248 FY 2 0 1 8 1H2020 FY 2 0 1 9 $2,040 $2,681 0.52 0.54 0.20 0.27 FY2018 FY2019 1H2019 1H2020 Net Income USD thousand $60,386 31% FY 2 0 1 8 1H2020 1H 2 0 1 9 16% 31% 17% 24% 28% $65,518 Oil & Gas Electrical Energy Automotive & Railway Industrial 20% 7% 52% 21% $32,133 14% 39% FY 2 0 1 9 $25,557 25% 13% 23% 40% 1H 2 0 1 9 $5,446 Earnings Per Share USD Fiscal Year ends September 30 19 Industry Position Content Company Industry Investment Highlights Growth Strategies Industry Financials

71.04% 13.14% 6.99% 2.93% 2.12% 3.78% China India US Australia Canada Other foreign countries 71.16% 4.05% 12.16% 0.27% 4.43% 7.93% 1H FY2019 Net Revenue by Top 5 Markets 1H FY2020 Net Revenue by Top 5 Markets $8,197 FY 2 0 1 8 1H2020 Income From Operations USD thousand FY 2 0 1 9 $3,510 $3,149 $13,243 FY 2 0 1 8 1H2020 Gross Profit & Gross Margin USD thousand FY 2 0 1 9 $6.592 $6,297 $14,622 $8,378 1H 2 0 1 9 1H 2 0 1 9 21.90% 22.30% 20.50% 24.60% Fiscal Year ends September 30 20 Industry Position Content Company Industry Investment Highlights Growth Strategies Industry Financials

22 21 Coping with Covid - 19 for the Six Months ended Mar 31, 2020 • Revenue decreased by 20.46% from the same period in 2019, largely due to the Covid19 outbreak that have caused material disruption to businesses worldwide • Production of our production facility and logistics services were suspended since early February and did not resume until late February and has since been picking up slowly after China reopened businesses nationwide • We generated most revenue from industrial business segment (40%) during the reported period, whereas rest of our sales came from oil & gas (25%), electrical energy (13%) and automotive & railway (23%) sectors • Our revenue for the second half of 2020 is expected to be lower than the same period in 2019. $6.3 million gross profit $25.6 million sales $2.7 million net income Fiscal Year ends September 30

23 22 Appendix: CONSOLIDATED BALANCE SHEETS As Of March 31, 2020 (unaudited) and September 30, 2019 22

24 23 Appendix: CONSOLIDATED STATEMENTS OF INCOME For the Six Months Ended March 31, 2020 and March 31, 2019 (unaudited) 23

25 24 Appendix: CONSOLIDATED STATEMENTS OF CASH FLOWS For the Six Months Ended March 31, 2020 and March 31, 2019 (unaudited) 24

Underwriter contacts At Company Jianping Xiang , Director of Finance Huadi International Group xjp@huadigroup.com +86 577 86598888 Underwriter Stephen Kiront skiront@craftcm.com +1 516 833 1325 Investor Relations Janice Wang EverGreen Consulting Inc. IR@changqingconsulting.com +1 908 510 2351 +86 13811768559 Thank s Craft Capital Management